Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Performant Financial Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-220423 and 333- 235660) and Form S-8 (File No. 333-220426 and 333- 206295) of Performant Financial Corporation and subsidiaries (the "Company") of our report dated April 29, 2020, with respect to the consolidated balance sheet of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows for the years  ended December 31, 2019 and 2018, and the related notes and financial statement Schedule II, which report appears in the December 31, 2019 annual report on Form 10-K of the Company.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

San Francisco, California
April 29, 2020